Exhibit 99.1

INVESTOR
MEDIA:	RELATIONS:
Jim Fitzwater	Brennen Arndt
(215) 299-6633	(215) 299-6266

FMC Corporation Announces Fourth Quarter 2005 Results

Reports Earnings of $1.08 per Diluted Share before Restructuring and Other Income and Charges

PHILADELPHIA, February 6, 2006 – FMC Corporation (NYSE: FMC) today reported net income of $25.3 million, or $0.64 per diluted share, in the fourth quarter of 2005, versus net income of $94.5 million, or $2.47 per diluted share, in the fourth quarter of 2004. Net income in the current quarter included restructuring and other income and charges of $17.4 million after-tax, or charges of $0.44 per diluted share, versus restructuring and other income and charges of $60.7 million after-tax, or income of $1.59 per diluted share in the prior-year quarter. Excluding these items, the company earned $1.08 per diluted share in the current quarter, an increase of 23 percent versus $0.88 per diluted share in the fourth quarter of 2004. Fourth quarter revenue of $522.2 million increased 2 percent versus $513.7 million in the prior year.

William G. Walter, FMC chairman, president and chief executive officer, said: “Our fourth quarter performance provided a strong finish to a very good year for the company. 2005 was a year of significant accomplishment in which we met or exceeded our strategic objectives regarding earnings growth, capital structure and return on invested capital. While the external business environment will likely remain challenging, FMC enters 2006 well positioned, with full strategic and financial flexibility to manage our businesses to further create value for our shareholders.”

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Page 2/ FMC Corporation Announces Fourth Quarter 2005 Results

Revenue in Agricultural Products was $168.7 million, a decrease of 2 percent compared with the prior-year quarter. Higher sales in South America and Asia were more than offset by continued bifenthrin pricing pressure and an expected shift of North American demand into the first quarter of 2006. As expected, segment earnings before interest and taxes (“segment earnings”) of $20.2 million declined 15 percent versus prior year due to the impact of lower sales and higher raw material and energy costs.

Revenue in Specialty Chemicals was $135.8 million, an increase of 7 percent versus the prior-year quarter, driven primarily by strong global demand and higher selling prices in lithium. Segment earnings of $22.9 million increased 6 percent versus the year ago quarter, as a result of the strong lithium performance, partially offset by higher raw material and energy costs.

Revenue in Industrial Chemicals was $218.2 million, an increase of 2 percent from the prior-year quarter, driven by higher selling prices across the group, particularly for soda ash. Segment earnings of $19.7 million increased 7 percent versus the year ago quarter, as higher selling prices were partially offset by higher energy, raw material and transportation costs and the partial-quarter absence of profits from Astaris, which was divested in November 2005.

Corporate expense of $11.7 million was level to a year ago. Interest expense, net, was $10.8 million, down from $17.5 million in the prior-year period due to lower interest rates and debt levels. On December 31, 2005, gross consolidated debt was $720.2 million, and debt, net of cash, was $513.8 million. For the quarter, depreciation and amortization was $32.5 million and capital expenditures were $34.0 million.

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Page 3/ FMC Corporation Announces Fourth Quarter 2005 Results

Full-Year 2005 Results

Revenue was $2,150.2 million, an increase of 5 percent as compared with $2,051.2 million in the prior year. Net income was $116.6 million, or $2.97 per diluted share, versus $160.2 million, or $4.28 per diluted share, in the prior year. Net income in the current period included restructuring and other income and charges of $55.3 million, or charges of $1.42 per diluted share, versus restructuring and other income and charges of $40.4 million, or income of $1.08 per diluted share in the prior year. Excluding these items, the company earned $171.9 million, or $4.39 per diluted share, for the full year 2005, an increase of 37 percent as compared to $119.8 million, or $3.20 per diluted share, for the full year 2004.

Revenue in Agricultural Products was $724.5 million, an increase of 3 percent versus the prior year, driven by stronger results in South America, Asia and Europe. Revenues in North America were lower compared with the prior year due to the impact of generic bifenthrin competition. Segment earnings were $124.8 million, an increase of 5 percent from the year earlier, as a result of the higher sales and the favorable impact of manufacturing productivity initiatives, which more than offset the impact of generic bifenthrin competition and higher raw material and energy costs.

Revenue in Specialty Chemicals was $558.5 million, an increase of 4 percent versus the prior year, driven by strong global demand and higher pricing in lithium. Segment earnings of $108.1 million increased 12 percent versus the prior year. The strong lithium performance, improved results in the BioPolymer food ingredients business and the benefits of BioPolymer restructuring initiatives were partially offset by higher raw material and energy costs.

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Page 4/ FMC Corporation Announces Fourth Quarter 2005 Results

Revenue in Industrial Chemicals was $870.4 million, an increase of 7 percent versus the prior year. The soda ash business accounted for the majority of the increase due to significant improvements in both domestic and export soda ash selling prices. North American hydrogen peroxide and Foret also benefited from higher selling prices. Segment earnings of $83.9 million increased 46 percent versus the prior year, driven by higher selling prices across the group and improved earnings from Astaris, offset in part by Granger soda ash plant startup expenses and higher raw material, energy and transportation costs.

Corporate expense of $45.1 million was up from $40.3 million in 2004. Interest expense, net, was $58.1 million, down from $78.4 million in the prior year due to lower interest rates and debt levels. For the period, depreciation and amortization was $136.3 million, and capital expenditures were $93.5 million.

Outlook

Regarding the outlook for the full year 2006, Walter said, “We anticipate further improvement in our financial results in 2006. We expect continued double-digit growth in earnings per share before restructuring and other income and charges to result in full-year earnings of between $5.00 and $5.20 per diluted share, driven by higher selling prices in Industrial Chemicals, lower interest expense and modest growth in Agricultural Products and Specialty Chemicals, partially offset by higher raw material and energy costs. Our cash flow generation is also expected to remain strong.”

Walter added: “For the first quarter of 2006, we expect earnings before restructuring and other income and charges of $1.30 to $1.40 per diluted share. Favorable timing issues in Agricultural Products, the full effect of the Industrial Chemicals price increases and significantly lower interest expense are expected to be the primary drivers of a very strong first quarter.”

Page 5/ FMC Corporation Announces Fourth Quarter 2005 Results

FMC will conduct its fourth quarter conference call and webcast at 11:00 a.m. EST on February 7, 2006. This event will be available live and as a replay on the web at http://www.fmc.com. Prior to the conference call, the Company will also provide supplemental information on the web including: details on the 2006 earnings outlook, reconciliations of non-GAAP figures to the nearest available GAAP term and definitions of non-GAAP terms.

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,000 people throughout the world and operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2004 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenue	$522.2	$513.7	$2,150.2	$2,051.2

Costs of sales and services	360.1	359.3	1,505.5	1,474.2
Selling, general and administrative expenses	73.3	68.1	270.4	254.8
Research and development expenses	23.2	26.3	94.4	93.4
Restructuring and other charges	15.5	0.8	40.4	3.5

Total costs and expenses	472.1	454.5	1,910.7	1,825.9

Income from operations	50.1	59.2	239.5	225.3

Equity in (earnings) loss of affiliates	(59.2)	(4.1)	(70.6)	2.1
Investment gains	—	—	(9.3)	—
Minority interests	2.2	1.7	7.5	3.8
Interest expense, net	10.8	17.5	58.1	78.4
Loss on extinguishment of debt	2.1	9.9	60.5	9.9

Income from continuing operations before income taxes and cumulative effect of change in accounting principle	94.2	34.2	193.3	131.1

Provision (benefit) for income taxes	49.0	(63.2)	82.3	(44.5)

Income from continuing operations before cumulative effect of change in accounting principle	45.2	97.4	111.0	175.6
Discontinued operations, net of income taxes	(19.4)	(2.9)	6.1	(15.4)
Cumulative effect of change in accounting principle, net of income taxes	(0.5)	—	(0.5)	—

Net income	$25.3	$94.5	$116.6	$160.2

Basic earnings (loss) per common share:
Continuing operations before cumulative effect of change in accounting principle	$1.19	$2.65	$2.95	$4.85
Discontinued operations	(0.51)	(0.08)	0.16	(0.42)
Cumulative effect of change in accounting principle	(0.01)	—	(0.01)	—

Basic earnings per common share	$0.67	$2.57	$3.10	$4.43

Average number of shares used in basic earnings per share computations	38.0	36.8	37.6	36.2

Diluted earnings (loss) per common share:
Continuing operations before cumulative effect of change in accounting principle	$1.14	$2.54	$2.83	$4.70
Discontinued operations	(0.49)	(0.07)	0.15	(0.42)
Cumulative effect of change in accounting principle	(0.01)	—	(0.01)	—

Diluted earnings per common share	$0.64	$2.47	$2.97	$4.28

Average number of shares used in diluted earnings per share computations	39.6	38.3	39.2	37.4

Other Data:
Capital expenditures	$34.0	$35.5	$93.5	$85.4
Depreciation and amortization	$32.5	$34.3	$136.3	$134.3

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES (NON-GAAP)*

(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenue	$522.2	$513.7	$2,150.2	$2,051.2

Costs of sales and services	360.1	359.3	1,505.5	1,474.2
Selling, general and administrative expenses	73.3	68.1	270.4	254.8
Research and development expenses	23.2	26.3	94.4	93.4

Total costs and expenses	456.6	453.7	1,870.3	1,822.4
Income from operations	65.6	60.0	279.9	228.8
Equity in (earnings) loss of affiliates	(1.5)	(3.4)	(12.2)	(9.4)
Minority interests	2.2	1.7	7.5	3.8
Interest expense, net	10.8	17.5	58.1	78.4

Income from continuing operations before income taxes, excluding restructuring and other income and charges	54.1	44.2	226.5	156.0
Provision for income taxes	11.4	10.4	54.6	36.2

After-tax income from continuing operations, excluding restructuring and other income and charges *	$42.7	$33.8	$171.9	$119.8

Basic after-tax income from continuing operations per share, excluding restructuring and other income and charges	$1.12	$0.92	$4.57	$3.31

Average number of shares used in basic after-tax income per share computations	38.0	36.8	37.6	36.2

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges	$1.08	$0.88	$4.39	$3.20

Average number of shares used in diluted after-tax income per share computations	39.6	38.3	39.2	37.4

*	The Company believes that the Non-GAAP financial measure “After-tax income from continuing operations, excluding restructuring and other income and charges,” and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. The Company also believes that excluding the effect of restructuring and other income and charges from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.

See attachment 3 of 6 for the reconciliation of Non-GAAP financial measures to GAAP financial results.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF NET INCOME (GAAP) TO AFTER-TAX INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES (NON-GAAP)

(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net income (GAAP)	$25.3	$94.5	$116.6	$160.2
Discontinued operations, net of income taxes	19.4	2.9	(6.1)	15.4
Cumulative effect of change in accounting principle, net of taxes *	0.5	—	0.5	—
Restructuring and other charges **	15.5	0.1	39.8	15.0
Loss on extinguishment of debt ***	2.1	9.9	60.5	9.9
Investment gains ****	(57.7)	—	(67.0)	—
Tax effect of restructuring and other charges, loss on extinguishment of debt and investment gains	31.9	(3.9)	5.9	(9.7)
Tax adjustments *****	5.7	(69.7)	21.7	(71.0)

After-tax income from continuing operations, excluding restructuring and other income and charges (Non-GAAP)	$42.7	$33.8	$171.9	$119.8

Diluted earnings per common share (GAAP)	$0.64	$2.47	$2.97	$4.28
Discontinued operations per diluted share	0.49	0.07	(0.15)	0.42
Cumulative effect of change in accounting principle, net of taxes	0.01	—	0.01	—
Restructuring and other charges per diluted share, before tax	0.39	—	1.02	0.40
Loss on extinguishment of debt per diluted share, before tax	0.05	0.26	1.54	0.26
Investment gains per diluted share, before tax	(1.45)	—	(1.70)	—
Tax effect of restructuring and other charges, loss on extinguishment of debt and gain on sale of investment per diluted share	0.81	(0.10)	0.15	(0.26)
Tax adjustments per diluted share	0.14	(1.82)	0.55	(1.90)

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges (Non-GAAP)	$1.08	$0.88	$4.39	$3.20

Average number of shares used in diluted after-tax income from continuing operations per share computations	39.6	38.3	39.2	37.4

*	Represents charges associated with our adoption of FASB interpretation No. 47 “Accounting for Conditional Asset Retirement Obligations”.

**	Restructuring and other charges for the three months ended December 31, 2005 primarily includes impairment and shutdown charges of $7.5 million on our Spring Hill, West Virginia peroxygen plant and charges of $6.1 million related to our abandoned Pocatello facility.

Restructuring and other charges for the twelve months ended December 31, 2005 primarily includes charges of $17.1 million related to the closure of our Copenhagen, Denmark carrageenan plant and Bezons, France blending facility and charges of approximately $7.3 million related to asset abandonments in our Agricultural Products segment as well as the amounts related to Spring Hill and Pocatello noted above.

Restructuring and other charges also include our share of charges recorded by Astaris, LLC, the phosphorous joint venture. Our share of such charges are included in “Equity in (earnings) loss of affiliates” and were $0.6 million gain and $11.5 million, before tax, for the years ended December 31, 2005 and 2004, respectively. Income for the year ended December 31, 2005 represents adjustments to liabilities related to restructuring and other charges recorded by Astaris prior to the sale of substantially all of its assets.

***	Fourth quarter of 2005 amount represents loss on the early extinguishment of our previous Industrial Revenue Bonds which were refinanced during the period. The twelve months ended December 31, 2005 includes the fourth quarter 2005 loss noted above and the losses related to the 2005 credit agreement which replaced the 2004 credit agreement and the redemption of our 10.25% senior notes. We incurred a $56.6 million loss on debt extinguishment in connection with the redemption of the 10.25% senior notes. In 2004, in conjunction with entering into the 2004 Credit Agreement, we wrote off $9.9 million of deferred financing fees associated with the previous credit agreements.

****	Investment gains for the three months ended December 31, 2005 includes our share of the gain recorded by Astaris in connection with the sale of substantially all of its assets. Our share of this gain is included within “Equity in (earnings) loss of affiliates” and was $57.7 million for the three months ended December 31, 2005. In addition to the Astaris investment gain, the twelve months ended December 31, 2005 includes a gain of $9.3 million on sale of one of our equity method investments.

*****	Fourth quarter of 2005 tax adjustments primarily includes charges of $6.2 million associated with the repatriation of approximately $300 million under the American Jobs Creation Act (AJCA). The total repatriation for the year under the AJCA was approximately $480 million. For the twelve months ended December 31, 2005, tax adjustments primarily include the items described above as well as additional charges of $25.7 million associated with repatriations, net tax benefits of $19.2 million related to agreement on certain prior year audit issues previously reserved and charges of $9.5 million associated with adjustments to deferred tax liabilities.

For the three months ended December 31, 2004, tax adjustments represent a tax benefit of $38.6 million resulting from an adjustment to income tax liabilities due to a December 2004 pronouncement from the Internal Revenue Service and a tax benefit of $31.1 million related to valuation allowance adjustments. For the twelve months ended December 31, 2004, tax adjustments includes the items noted for the three months ended December 31, 2004, as well as a tax benefit of $1.3 million resulting from a refund received from the Internal Revenue Service.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

INDUSTRY SEGMENT DATA

(Unaudited, in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenue

Agricultural Products	$168.7	$173.0	$724.5	$703.5
Specialty Chemicals	135.8	126.9	558.5	538.0
Industrial Chemicals	218.2	214.5	870.4	813.7
Eliminations	(0.5)	(0.7)	(3.2)	(4.0)

	$522.2	$513.7	$2,150.2	$2,051.2

Income from continuing operations before income taxes

Agricultural Products	$20.2	$23.7	$124.8	$118.4
Specialty Chemicals	22.9	21.7	108.1	96.1
Industrial Chemicals	19.7	18.4	83.9	57.3
Eliminations	(0.1)	(0.6)	0.4	(0.6)

Segment operating profit	62.7	63.2	317.2	271.2
Corporate	(11.7)	(11.7)	(45.1)	(40.3)
Other income (expense), net	14.1	10.0	13.9	4.6

Operating profit from continuing operations before items noted below	65.1	61.5	286.0	235.5

Loss on extinguishment of debt	(2.1)	(9.9)	(60.5)	(9.9)
Interest expense, net	(10.8)	(17.5)	(58.1)	(78.4)
Affiliate interest expense (a)	(0.2)	0.2	(1.3)	(1.1)
Restructuring and other (charges) gains (b)	(15.5)	(0.1)	(39.8)	(15.0)
Investment gains (c)	57.7	—	67.0	—

Income from continuing operations before income taxes	$94.2	$34.2	$193.3	$131.1

(a)	FMC’s share of interest expense of the phosphorus joint venture. The equity in (earnings) loss of the phosphorus joint venture is included in Industrial Chemicals.

(b)	Restructuring and other charges for the three months ended December 31, 2005 related to Specialty ($0.2 million), Agricultural Products ($1.3 million), Industrial Chemicals ($13.6 million) and Corporate ($0.4 million), while restructuring and other charges for the three months ended December 31, 2004 related to Specialty Chemicals ($0.2 million-gain), Industrial Chemicals ($0.8 million-gain) and Corporate ($1.1 million). Restructuring and other charges for the twelve months ended December 31, 2005 related to Specialty Chemicals ($18.7 million), Agricultural Products ($7.9 million), Industrial Chemicals ($13.0 million) and Corporate ($0.2 million). Restructuring and other charges for the twelve months ended December 31, 2004 related to Specialty Chemicals ($0.3 million), Agricultural Products ($3.3 million), Industrial Chemicals ($10.4 million) and Corporate ($1.0 million).

(c)	Amount represents gains related to our Astaris investment and gain on sale of one of our equity method investments.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	December 31, 2005	December 31, 2004
Cash and cash equivalents	$206.4	$212.4
Restricted cash	—	9.7
Trade receivables, net	494.3	479.7
Inventories	212.3	217.5
Other current assets	123.1	128.8
Deferred income taxes	35.4	24.6

Total current assets	1,071.5	1,072.7
Property, plant and equipment, net	1,012.0	1,111.9
Goodwill	148.6	169.8
Deferred income taxes	371.1	448.6
Other long - term assets	137.5	175.4

Total assets	$2,740.7	$2,978.4

Short - term debt	$79.5	$36.6
Current portion of long - term debt	0.9	70.8
Accounts payable, trade and other	301.0	339.1
Guarantees of vendor financing	30.4	70.1
Accrued pensions and other post-retirement benefits, current	10.9	12.2
Other current liabilities	237.3	291.3

Total current liabilities	660.0	820.1
Long-term debt	639.8	822.2
Long-term liabilities	481.6	459.9
Stockholders’ equity	959.3	876.2

Total liabilities and stockholders’ equity	$2,740.7	$2,978.4

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Twelve months ended December 31,
	2005	2004
Cash provided by operating activities	$201.4	$239.0

Cash provided (required) by discontinued operations	15.6	(28.3)

Cash provided (required) by investing activities:
Capital expenditures	(93.5)	(85.4)
Financing commitments to Astaris	—	(35.5)
Distributions from Astaris	69.5	—
Other investing activities	17.6	6.3

	(6.4)	(114.6)

Cash provided (required) by financing activities:
Increase in short-term debt	42.9	21.3
Net decrease in restricted cash	9.7	127.1
Proceeds from borrowings	594.1	100.0
Repayment of long-term debt	(849.6)	(248.1)
Other financing activities	(12.4)	45.8

	(215.3)	46.1

Effect of exchange rate changes on cash	(1.3)	13.2

Increase (decrease) in cash and cash equivalents	(6.0)	155.4
Cash and cash equivalents, beginning of year	212.4	57.0

Cash and cash equivalents, end of period	$206.4	$212.4